Exhibit 99.1

Pharmion Announces Second Quarter 2005 Sales of $56.3 Million
Company Reports EPS of $0.17

          BOULDER, Colo., July 25 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its second quarter ended June 30, 2005. Second quarter net sales totaled $56.3 million, compared to $20.4 million in the year-ago quarter. Sales of Vidaza(R) (azacitidine for injectable suspension), launched in the U.S. on July 1, 2004, totaled $31.5 million in the second quarter. Second quarter named patient and compassionate use sales of thalidomide totaled $21.4 million, compared to $15.3 million in the year-ago quarter.

          For the six months ended June 30, 2005, net sales totaled $108.0 million, compared to net sales of $36.1 million for the six months ended June 30, 2004. Sales of Vidaza totaled $59.0 million in the first six months of 2005.  Named patient and compassionate use sales of thalidomide totaled $41.7 million in the first six months of 2005, compared to $27.9 million in the same period of 2004.

          Pharmion reported net income of $5.6 million for the second quarter of 2005, or $0.17 per share, compared to a net loss of $(10.0) million, or $(0.39) per share for the second quarter of 2004.  For the six months ended June 30, 2005, net income totaled $9.8 million, or $0.30 per share, compared to a net loss of $(19.8) million or $(0.80) per share for the six months ended June 30, 2004.

          “We are pleased with the quarter and our progress to date, and we are committed to maintaining this progress and achieving our corporate goals in the second half of the year,” said Patrick J. Mahaffy, Pharmion’s president and chief executive officer.

          Second Quarter Financial Detail
          Pharmion’s gross margin on net sales was 73 percent in both the second quarter of 2005 and for the six months ended June 30, 2005, compared to 63 percent and 62 percent for the comparable periods in 2004. This increase results from the launch of Vidaza as well as improved margins on thalidomide sales following the restructuring of our thalidomide license and supply agreements in the fourth quarter of 2004.  Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion’s products.

          Operating expenses, excluding cost of sales, totaled $34.6 million in the second quarter of 2005, compared to $21.2 million in the year-ago quarter. Clinical, regulatory and development costs totaled $9.8 million and selling, general and administrative costs totaled $22.6 million in the second quarter. The increase in operating expenses for the second quarter of 2005 over the comparable period in 2004 is due to the expansion of clinical, regulatory and commercial activities to support the Company’s products, including Vidaza sales and marketing activities. For the six months ended June 30, 2005, operating expenses, excluding cost of sales, totaled $67.0 million, compared to $39.4 million for the six months ended June 30, 2004.

          As of June 30, 2005, Pharmion had $227.3 million in cash, cash equivalents and short-term investments.

          Regulatory and Development Update
          Pharmion’s marketing application for Vidaza, filed in the third quarter of 2004 with the European Medicines Evaluation Agency (EMEA), is under active review.  The Company anticipates receiving an opinion from the EMEA’s Committee for Medicinal Products for Human Use (CHMP) before the end of this year.  In addition, Pharmion has submitted applications for marketing approval of Vidaza in several additional countries.

          During the second quarter, Pharmion continued to advance its 2005 clinical development plan for Vidaza, which includes over 30 Company- and investigator- sponsored clinical studies examining the use of Vidaza in the treatment of Myelodysplastic Syndromes (MDS), other hematological malignancies and solid tumors.

          Enrollment in both Pharmion-sponsored studies of Vidaza currently under way continued to progress during the second quarter.  These include a survival study in 354 high-risk MDS patients and an alternative dosing and maintenance therapy study in 120 high-risk MDS patients. The Company anticipates that enrollment will be complete in late 2005 or early 2006 for the survival study, and by mid 2006 for the alternative dosing trial.

          At June 30, 2005, eleven investigator-initiated trials were actively enrolling patients, and nine additional trials were in the final stages of approval and should be open within the next several weeks.  The remaining studies will open over the next few months.

          Also during the quarter, Pharmion completed the scientific advice procedure with the European regulatory authorities regarding the clinical data needed to support a marketing authorization for thalidomide in relapsed/refractory multiple myeloma.  Based on this scientific advice, Pharmion plans to initiate a four arm, randomized study of 400-500 patients with relapsed/refractory multiple myeloma at least 60 sites in Europe and other rest of world countries.  The study will compare three doses of thalidomide to a single dose of dexamethasone.  The primary endpoint of the study will be time to progression, and the Company expects to enroll the first patient into the study in the fourth quarter of 2005, with targeted completion of this study in 2007.   Pharmion has not yet sought scientific advice related to clinical data required to support a marketing authorization for thalidomide in newly-diagnosed patients.

          Until Pharmion receives a marketing approval, it will continue to sell thalidomide on a named patient and compassionate use basis throughout Europe and several additional international markets.

          2005 Financial Outlook
          For 2005, Pharmion continues to expect to report total net sales in a range of $229 to $245 million, driven primarily by anticipated Vidaza sales in the U.S. and thalidomide named patient and compassionate use sales in Europe. The Company anticipates Vidaza sales will range from $130 to $140 million, and thalidomide sales will range from $80 to $86 million.  The Company has increased its 2005 earnings per share expectations to a range of $0.50 to $0.60, from the previous range of $0.33 to $0.48 per share.

          Pharmion will hold a conference call to discuss second quarter 2005 results tomorrow, July 26, at 8:30 a.m. ET. The conference call will be simultaneously Web cast on the Company’s Web site, and archived for future review.

          About Pharmion:
          Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management.  Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S. for Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net sales	$56,257	$20,396	$107,994	$36,116
Operating expenses:
Cost of sales, including royalties	15,120	7,453	29,067	13,762
Clinical, development and regulatory	9,800	7,180	19,263	13,733
Selling, general and administrative	22,618	13,268	43,298	24,216
Product rights amortization	2,227	716	4,466	1,440
Total operating expenses	49,765	28,617	96,094	53,151
Operating income (loss)	6,492	(8,221)	11,900	(17,035)
Interest and other income (expense), net	1,215	(117)	2,994	(190)
Income (loss) before taxes	7,707	(8,338)	14,894	(17,225)
Income tax expense	2,153	1,645	5,071	2,567
Net income (loss)	$5,554	$(9,983)	$9,823	$(19,792)
Net income (loss) per common share:
Basic	$0.17	$(0.39)	$0.31	$(0.80)
Diluted	$0.17	$(0.39)	$0.30	$(0.80)
Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic	31,822,267	25,292,801	31,813,574	24,821,361
Diluted	32,856,145	25,292,801	32,945,504	24,821,361

CONSOLIDATED BALANCE SHEET DATA

	June 30, 2005	December 31, 2004

Cash and cash equivalents and short-term investments	$227,267	$245,543
Total assets	399,728	411,231
Total liabilities	44,837	59,278
Total stockholders’ equity	354,891	351,953

SOURCE  Pharmion Corporation
    -0-                             07/25/2005
    /CONTACT:  Breanna Burkart or Anna Sussman, Directors, Investor Relations
and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
    /Web site:  http://www.pharmion.com /